Exhibit 99.1

Press Release

COWEN ANNOUNCES CLOSING OF UNDERWRITERS’ EXERCISE OF OVER-ALLOTMENT OPTION TO PURCHASE AN ADDITIONAL $10.0 MILLION OF 7.75% SENIOR NOTES DUE 2033

NEW YORK, NY — June 18, 2018 — Cowen Inc. (NASDAQ:COWN) (the “Company”) announced today the underwriters for the recently completed public offering of the Company’s 7.75% senior notes due 2033 (the “2033 Notes”) exercised in full their option to purchase an additional $10.0 million aggregate principal amount of the 2033 Notes on June 13, 2018. The sale of these additional 2033 Notes closed today, which increases the total principal amount of the 2033 Notes sold by the Company in this offering to $100.0 million.

Morgan Stanley, UBS Investment Bank and Cowen are acting as joint book-running managers, and JMP Securities, Ladenburg Thalmann and Sandler O’Neill + Partners, L.P. are serving as co-managers for the offering.

This offering was made only by the prospectus supplement and the accompanying base prospectus related to the offering of the 2033 Notes (collectively, the “prospectus”). The 2033 Notes were issued pursuant to an effective shelf registration statement previously filed on Form S-3 with the U.S. Securities and Exchange Commission (the “SEC”). The preliminary prospectus and the final prospectus were filed with the SEC and are available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus and the final prospectus may also be obtained by contacting Morgan Stanley & Co. LLC at 180 Varick Street, New York, New York 10014, Attn: Prospectus Department, or UBS Securities LLC at 1285 Avenue of the Americas, New York, New York 10019, Attn: Prospectus Department.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cowen Inc.

Cowen Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading, prime brokerage, global clearing and commission management through its two business segments: Cowen Investment Management and its affiliates make up the Company’s alternative investment segment, while Cowen and Company, a member of FINRA and SIPC, and its affiliates make up the Company’s investment bank segment. Cowen Investment Management provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services. Founded in 1918, the firm is headquartered in New York and has offices worldwide.

Investor Relations Contacts:

Stephen Lasota, Chief Financial Officer, (212) 845-7919

Nancy Wu, (646) 562-1259

Liolios Group, Inc.

Matt Glover, Cody Slach, Najim Mostamand, CFA, 949-574-3860

COWN@liolios.com

Media Contacts:

Cowen

Lynda Caravello

646-562-1676

lynda.caravello@cowen.com

Gagnier Communications

Dan Gagnier

646-569-5897

dg@gagnierfc.com

Source: Cowen Inc.